                                                                                                    Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. ADOPTS PROXY ACCESS BY-LAWS AMENDMENT

CINCINNATI, Ohio, March 3, 2016 – Macy's, Inc. today announced that its board of directors has amended the company's by-laws to implement “proxy access,” reflecting its ongoing commitment to corporate governance best practices.

“Our board proactively initiated and adopted proxy access consistent with its philosophy of dialogue, transparency and responsiveness to the views of all shareholders,” said Terry J. Lundgren, chairman and chief executive officer of Macy's, Inc.

The amended by-laws allow a stockholder or group of no more than 20 stockholders that has maintained continuous ownership of three percent or more of Macy's, Inc.'s common stock for at least three years to include in the Macy's, Inc. proxy materials for an annual meeting of stockholders a number of director nominees up to the greater of two or 20 percent of the directors then in office, provided that the stockholder(s) and the stockholder nominees(s) satisfy the requirements specified in the amended by-laws.

Proxy access will be first available in connection with the 2017 annual meeting of stockholders.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2015 sales of $27.079 billion. The company operates about 870 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale's Outlet, Macy's Backstage and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale’s in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.  In light of these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.  Except as may be required by applicable law, Macy's disclaims any obligation to update its forward-looking statements for any reason.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)